Exhibit 8.2

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D. C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

January 3, 2019

BSB Bancorp, Inc.

2 Leonard Street

Belmont, Massachusetts 02478

Dear Ladies and Gentlemen:

We have acted as counsel to BSB Bancorp, Inc., a Maryland corporation (“BSB”), in connection with the proposed merger (the “Merger”) of BSB with and into People’s United Financial, Inc., a Delaware corporation (“People’s United”), with People’s United as the surviving corporation, pursuant to the Agreement and Plan of Merger by and between People’s United and BSB, dated as of November 26, 2018 (the “Merger Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

This opinion is being delivered in connection with the filing by People’s United of a registration statement on Form S-4 (including the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof) (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger and pursuant to the Agreement.

In providing our opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters of People’s United and BSB delivered in connection with this opinion (the “Representation Letters”). In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as original, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In rendering this opinion, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenant or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the factual statements and representations made by

LUSE GORMAN, PC

ATTORNEYS AT LAW

January 3, 2019

People’s United and BSB in their respective Representation Letters are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any such person or any similarly qualified statement or representation are and will be true, complete and correct without such qualification, and (v) People’s United, BSB, and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that (1) under currently applicable United States federal income tax law the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the discussion, descriptions of law and legal conclusions set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” contained in the Registration Statement, insofar as they relate to matters of United States federal income tax law and subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, constitute a fair and accurate summary under current law of the material United States federal income tax consequences of the Merger in all material respects.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable Laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform People’s United or BSB of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC

LUSE GORMAN, PC